Ex 16.1

August 27, 2007

Securities and Exchange Commission
100 F Street
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Syndication, Inc. pertaining to our firm included under Item 4.01 of Form 8-K/A dated August 15, 2007 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC